Exhibit 99.5

Tap Rock Resources II, LLC

Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021 and for the Years Ended December 31, 2022 and December 31, 2021

Tap Rock Resources II, LLC

Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021 and for the Years Ended December 31, 2022 and December 31, 2021

Page(s)

Index	1

Report of Independent Auditors	2-3

Consolidated Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Changes in Members’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8–25

Report of Independent Auditors

To the Board of Managers

Tap Rock Resources II, LLC

We have audited the consolidated financial statements of Tap Rock Resources II, LLC, (the Company) which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

March 30, 2023

Tap Rock Resources II, LLC

Consolidated Balance Sheets

As of December 31, 2022 and December 31, 2021

(in thousands of dollars)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$212	$-
Accounts receivable, trade	39,643	16,791
Other	4,773	1,753
Total current assets	44,628	18,544

Long-term assets
Proved oil and natural gas property, net, full cost method	479,109	232,039
Unevaluated oil and natural gas property	112	4,660
Commodity derivative asset	2,106	-
Other	1,507	740
Total assets	$527,462	$255,983

Liabilities and Members' Equity
Current liabilities
Accounts payable	$15,523	$14,000
Accounts payable, affiliates	2,925	2,147
Accrued liabilities	65,991	45,987
Commodity derivative liability	88	6,483
Royalties payable	27,448	5,920
Total current liabilities	111,975	74,537

Long-term liabilities
Credit facility	108,000	-
Commodity derivative liability	-	621
Asset retirement obligation	739	481
Total long-term liabilities	108,739	1,102

Commitments and contingent liabilities (see Note 12)

Members' Equity
Capital contributions, net of management loan	192,849	174,254
Additional paid-in capital	6,539	-
Accumulated earnings	107,360	6,090
Total members' equity	306,748	180,344
Total liabilities and members' equity	$527,462	$255,983

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock Resources II, LLC

Consolidated Statement of Operations

Years ending December 31, 2022 and December 31, 2021

(in thousands of dollars)

	Year Ended December 31,
	2022	2021
Revenues
Oil, natural gas, and NGL	$322,702	$64,563
Other	15	42
Total revenue	322,717	64,605

Expenses
Lease operating	60,326	15,148
Production taxes	27,790	5,636
Transportation, processing, and gathering	3,916	1,053
Depletion and accretion of ARO	83,959	15,344
General and administrative	12,869	3,932
Total operating expenses	188,860	41,113
Total operating income	133,857	23,492

Other income (expense)
Commodity derivatives loss, net	(28,610)	(15,870)
Interest Expense	(3,977)	(266)
Net income	$101,270	$7,356

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock Resources II, LLC

Consolidated Statement of Changes in Members’ Equity

As of December 31, 2022 and December 31, 2021

(in thousands of dollars)

Total Members' Equity
Balance at December 31, 2020	$67,314

Capital contributions	105,958

Loan to management	(284)

Net income	7,356

Balance at December 31, 2021	180,344

Capital contributions	16,096

Repayment of loan to management	2,499

Additional paid-in capital	6,539

Net income	101,270

Balance at December 31, 2022	$306,748

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock Resources, LLC

Consolidated Statement of Cash Flows

Years Ending December 31, 2022 and December 31, 2021

(in thousands of dollars)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$101,270	$7,356
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized loss (gain) on derivatives	(9,123)	5,984
Depletion and accretion of ARO	83,959	15,344
Amortization of debt issuance costs	370	45
Stock-based compensation	6,539	-
Changes in operating assets and liabilities:
Accounts receivable	(22,851)	(11,790)
Other assets	(2,952)	(1,666)
Accounts payable and other current liabilities	31,508	22,443
Net cash provided by operating activities	188,720	37,716

Cash flows from investing activities
Acquisition of proved and unproved oil and gas properties	(131,650)	(38,669)
Expenditures for oil and natural gas properties and equipment	(182,247)	(107,140)
Net cash used in investing activities	(313,897)	(145,809)

Cash flows from financing activities
Proceeds from capital contributions	18,595	105,674
Borrowings under credit facility	435,000	37,000
Repayments under credit facility	(327,000)	(37,000)
Debt issuance costs	(1,206)	(717)
Net cash provided by financing activities	125,389	104,957

Net increase (decrease) in cash	212	(3,136)
Cash, cash equivalents at beginning of period	-	3,136
Cash, cash equivalents at ending of period	$212	$-

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$(3,028)	$(184)
Supplemental Disclosures of Noncash Investing Activities:
Accrued property expenditures	$(12,325)	$(35,182)

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

1.	Organization and Nature of Business

Tap Rock Resources II, LLC (the “Company”) and its wholly owned subsidiaries Tap Rock Holdings II, LLC, and Tap Rock Minerals II, LLC are Delaware Limited Liability Companies. The Company was founded in December of 2019 with an equity contribution in 2020 from Natural Gas Partners XII, L.P. The Company is engaged in the acquisition, exploration, development, and production of crude oil and natural gas in Eddy and Lea counties in New Mexico and in Loving county in Texas.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP” or “GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the accompanying financial statements and disclosures. Items subject to such estimates and assumptions include (1) cash flow estimates used in Ceiling test for oil, natural gas, and natural gas liquid (NGL) properties; (2) volumes of oil, natural gas, and NGL reserves used in calculating depletion; (3) evaluation of asset retirement obligations; (4) accrued oil, natural gas, and NGL sales and other receivables; and (5) fair values of derivative instruments. Actual results could differ from estimates.

Cash and Cash Equivalents

Cash equivalents consist of cash and highly liquid investments, which are readily convertible into cash and have maturities of three months or less.

Accounts Receivable

The Company records estimated oil, natural gas, and NGL revenue receivable from third parties at its net revenue interest. The Company’s accounts receivable consists mainly of receivables from oil, natural gas, and NGL purchasers and from working interest partners on properties the Company operates. For receivables due from working interest owners, the Company generally has the ability to withhold future revenue disbursements to recover non-payment of working interest billings. Management periodically reviews accounts receivable amounts for collectability. Generally, the Company’s oil, natural gas, and NGL receivables are collected within 30 to 90 days and the Company has had no bad debts for periods ended December 31, 2022 and 2021.

Although diversified among several purchasers, collectability is dependent upon the financial wherewithal of each individual company and is influenced by the general economic conditions of the industry. Receivables are not collateralized.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

For the years ended December 31, 2022 and December 31, 2021, the accounts receivable balance includes (in thousands):

	Year Ended December 31,
	2022	2021
Trade accounts receivable
Oil, natural gas, and NGL revenues	$33,854	$10,493
Amounts due from working interest owners	4,531	6,298
Other	$1,258	-
Trade accounts receivable	$39,643	$16,791

Inventories

Inventories are primarily comprised of crude oil held in tanks. The Company’s inventories are valued at the lower of cost or net realizable value. Inventory costs are determined using the weighted-average cost method. Inventory is included in the Other current assets line item on the consolidated balance sheets.

Proved Oil and Natural Gas Properties, including Ceiling Test

The Company’s oil and natural gas exploration and production activities are accounted for using the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”) Release No. 33-8995, Modernization of Oil and Gas Reporting Requirements and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities – Oil and Gas. Under this method, all property acquisition, direct geophysical and geological costs, and costs of drilling exploratory and development wells are capitalized when incurred as oil and natural gas properties.

The carrying amount of oil and natural gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil, natural gas and NGLs attributable to a country.

Producing properties, including associated infrastructure and capitalized asset retirement costs, are depleted on a country basis using the units-of-production method based on estimated total proved reserves.

The Company reviews its oil and natural gas properties for impairment via a ceiling test annually. Impairment is deemed to have occurred when the carrying value of the properties exceeds the full cost ceiling, which is estimated at the present value of future cash flows from proved reserves, discounted at 10 percent, using a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month, adjusted for realized hedge proceeds plus costs excluded from amortization. In such circumstances the cost of the property (full cost pool) is written down to the ceiling.

During the years ended December 31, 2022 and December 31, 2021, the Company recognized no write-down of oil and natural gas properties as a result of the full cost ceiling test.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

Unevaluated Properties

The costs of unevaluated properties are withheld from the full cost pool until such time as the properties are either developed or impaired. Unevaluated properties are carried at cost and are reviewed for impairment whenever events or circumstances indicate a likely loss of the right of use of those assets or at least annually. In determining whether a significant unevaluated property is impaired, the Company considers numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on adjacent leaseholds, in-house geologists’ evaluations of the lease, and the remaining lease term. If an unevaluated property is impaired, the Company will add the costs to the full cost pool and depletion will begin. Capitalized costs of unevaluated properties are reclassified as developed properties when the associated acreage is developed through the drilling and completion of wells or added to the full cost pool when impaired. During the years ended December 31, 2022 and 2021, respectively, the Company impaired, and therefore added to the full cost pool, $2.1 million and less than $0.1 million, respectively, related to the expirations of leases.

Deferred Debt Issuance Costs

Debt issuance costs include origination, legal, and other fees incurred to issue the debt in connection with the Company’s credit facility. Debt issuance costs are amortized to interest expense using the straight-line method, which approximates the effective interest method over the term of the debt. See Note 9 – Long-Term Debt for information regarding the credit facility.

Acquisitions of Proved and Unevaluated Properties

Acquisitions that qualify as business combinations are recorded based on the fair value of the assets acquired and liabilities assumed at the acquisition date, which is considered the date on which the Company obtains control of the properties. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements utilize assumptions of market participants and the Company’s valuations are made using a discounted cash flow model based on an income approach and market assumptions such as: (1) future commodity prices, (2) projections of estimated quantities of oil, natural gas, and NGL reserves, (3) expectations for timing and amount of future development and operating costs, (4) projections of future rates of production, (5) expected recovery rates, (6) estimated costs for undeveloped acreage and (7) market participant discount rates.

Asset Retirement Obligation

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with plugging and abandoning oil and natural gas wells, removal of equipment and facilities from leased acreage, and returning such land to its original condition. The initial estimated retirement obligation of properties is recognized as a liability with an associated increase in oil and natural gas properties for the asset retirement cost. Accretion expense is recognized over the estimated productive life of the related assets. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from revisions of estimated inflation rates, changes in service and equipment costs, and changes in the estimated timing of settling asset retirement obligations. As a full cost company, settlements for asset retirement obligations for abandonment are adjusted to the full cost pool. See Note 6 – Asset Retirement Obligations for a summary of the Company’s ARO balance.

Commodity Derivative Instruments

The Company uses commodity derivative instruments to reduce the effect of price changes on a portion of the Company’s future oil and natural gas sales. The derivative instruments include commodity price swaps, basis differential swaps, and price collars. The commodity derivative instruments are measured at fair value and are included in the accompanying consolidated balance sheets as commodity derivative assets and commodity derivative liabilities and are classified as current or noncurrent based on the timing of expected future cash flows of settlement of individual trades. The Company has not designated any of the derivative contracts as fair value or cash flow hedges. Net gains and losses on commodity derivative instruments are recorded based on the changes in the fair values of the derivative instruments. Net gains and losses on commodity derivative instruments are recorded in the commodity derivative loss, net line on the consolidated statements of operations and included in cash flows from operating activities.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

Oil, Natural Gas, and NGL Revenue Recognition

The Company derives revenue primarily from the sale of produced oil, natural gas, and NGLs. Revenue is recognized when the Company’s performance obligations under the sales contracts are satisfied, which generally occurs at the point in time at which control of the oil, natural gas, or NGLs transfers to the customer, which differs depending on the contractual terms of each of the Company’s arrangements. Revenue is recorded in the month when contractual performance obligations are satisfied. Revenue accruals are recorded monthly and are based on estimated production delivered to a purchaser and the expected price to be received. Variances between estimates and the actual amounts received are recorded in the month payment is received.

Stock-Based Compensation

At December 31, 2022, the Company had incentive units for employees in consideration of services rendered and to be rendered for the Company. The Company records expense associated with the fair value of stock-based compensation in accordance with authoritative accounting guidance, which is based on the estimated fair value of these awards determined at the time of grant and is included within the general and administrative expense line item in the accompanying consolidated statements of operations. The Company accounts for forfeitures of incentive units as they occur. Please refer to Note 11 – Employee Share Based Compensation for additional discussion.

Income Taxes

The Company is a single member limited liability company that is treated as a partnership for federal and state income tax purposes by the Internal Revenue Service. A partnership is not a tax-paying entity for federal and state income tax purposes. Income, losses, deductions, and credits pass through proportionately to the Company’s members and are taxed at each members’ income tax rate. Accordingly, no provision for income taxes is provided in the Company’s consolidated financial statements.

Reclassifications

Certain amounts in prior year have been reclassified to 2022 presentation. The reclassified amounts were not material to the financials.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02”). The Company adopted ASU 2016-02 on January 1, 2022, however determined there are no leases to be recorded.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides temporary optional guidance to companies impacted by the transition away from the London Interbank Offered Rate (“LIBOR”). The amendment provides certain expedients and exceptions to applying GAAP in order to lessen the potential accounting burden when contracts, hedging relationships, and other transactions that reference LIBOR as a benchmark rate are modified. Furthermore, in January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which clarifies the scope of Topic 848 so that derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions in Topic 848. These amendments are effective upon issuance and expire on December 31, 2022. The transition from LIBOR did not have a material impact on interest expense or borrowing activities under the Credit Agreement, or to otherwise have a material adverse impact on the business.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

There are no other ASUs that would have a material effect on the Company’s consolidated financial statements and related disclosures that have been issued but not yet adopted by the Company as of December 31, 2022, or through the issuance of this report.

3.	Contracts with Customers

The Company recognizes its share of revenue from the sale of produced oil, natural gas, and NGLs from its assets in Eddy and Lea counties in New Mexico and Loving county in Texas. Oil, natural gas, and NGL production revenue presented within the accompanying consolidated statements of operations is reflective of the revenue generated from contracts with customers. The table below presents the oil, natural gas, and NGL production revenue by product type for the years ended December 31, 2022 and December 31, 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Oil Production Revenue	$285,053	$58,680
Gas Production Revenue	12,986	1,655
NGL Production Revenue	24,663	4,228
Total	$322,702	$64,563

Revenue is recognized when the Company’s performance obligations under the sales contracts are satisfied, which generally occurs at the point in time at which control of the oil, natural gas, or NGLs transfers to the customer, which differs depending on the contractual terms of each of the Company’s arrangements. Transfer of control drives the presentation of transportation, processing, and gathering expenses (“fees and other deductions”) within the accompanying consolidated statements of operations. Fees and other deductions incurred by the Company prior to control transfer are recorded within the transportation, processing, and gathering expenses line item on the accompanying consolidated statements of operations. When control is transferred at or near the wellhead, sales are based on a wellhead market price that is reduced by fees and other deductions incurred by the purchaser subsequent to the transfer of control.

The Company’s performance obligations arise upon the production of hydrocarbons from wells in which the Company has an ownership interest. The performance obligations are considered satisfied upon control transferring to a purchaser at the wellhead or inlet of the midstream processor’s processing facility, or other contractually specified delivery point. The time period between production and satisfaction of performance obligations is generally less than one day; thus, there are no material unsatisfied or partially unsatisfied performance obligations at the end of the reporting period.

Revenue is recorded in the month when contractual performance obligations are satisfied. However, settlement statements from the purchasers of hydrocarbons and the related cash consideration are received 30 to 90 days after production has occurred. As a result, the Company must estimate the amount of production delivered to the customer and the consideration that will ultimately be received for sale of the product. Estimated revenue due to the Company is recorded within the accounts receivable line item on the accompanying balance sheets until payment is received. The accounts receivable balances from contracts with customers within the accompanying balance sheets as of December 31, 2022, and 2021, were $33.9 million and $10.5 million, respectively. To estimate accounts receivable from contracts with customers, the Company uses knowledge of its properties and historical performance factors as the basis for these estimates. Differences between estimates and actual amounts received for product sales are recorded in the month that payment is received from the purchaser.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

4.	Concentrations, Risks, and Uncertainties

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and commodity derivative instruments. For the years ended December 31, 2022 and 2021, although substantially all revenue is attributable to two customers, respectively, the Company does not believe the loss of any single purchaser would materially impact its operating results because oil, natural gas, and NGLs are fungible products with well-established markets and numerous purchasers. Further, the risk related to accounts receivable is mitigated as the short-term nature of the receivables which are paid within 30 to 90 days of the sales month. The Company continually monitors the receipt of funds and the general business activities of current purchasers and other purchasers in the areas of its operations.

As of December 31, 2022, the Company had commodity derivative contracts with three counterparties. By using derivative instruments that are not traded on an exchange, the Company is exposed to the credit risk from counterparties. Credit risk is the risk of loss from counterparties not performing under the terms of the derivative instrument. The Company does not require collateral or other security from counterparties to support derivative instruments; however, all derivative counterparties are lenders under the Company’s credit facility. The Company’s counterparties have investment grade senior unsecured debt ratings. Additionally, the Company uses master netting agreements to minimize credit risk exposure. For the years ended December 31, 2022 and December 31, 2021, the Company did not record any credit losses.

5.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy.

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

The three input levels in the hierarchy of fair value measurements are as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Unobservable inputs reflect the assumptions of the Company with regard to what assumptions a market participant would use to price an asset or liability based on the best information available under the circumstances. The guidance requires the evaluator to maximize the use of observable inputs.

Recurring Fair Value Measurements

The Company’s recurring fair value instruments consist of cash and cash equivalents, accrued oil, natural gas, and NGL receivables and other receivables, accounts payable, debt, and commodity derivative instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments. The Company’s carrying value of the credit facility balance approximates fair value (Level 2 measurement).

Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the Company’s consolidated balance sheets and in Note 8 – Commodity Derivative Instruments. The fair values of the Company’s commodity derivative instruments are classified as Level 2 measurements as they are calculated using industry standard models using assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, quoted market prices in active markets, credit risk adjustments, implied market volatility, and discount factors.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy (in thousands):

	Year Ended December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$18,250	$-	$18,250
Financial liabilities:
Commodity derivative liabilities	$-	$16,232	$-	$16,232

Tap Rock Resources II, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy (in thousands):

	Year Ended December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$539	$-	$539
Financial liabilities:
Commodity derivative liabilities	$-	$7,644	$-	$7,644

Nonrecurring Fair Value Measurements

The Company applies fair value to its nonrecurring, nonfinancial measurements including business combinations. These assets and liabilities are subject to fair value only in certain circumstances and are not subject to recurring valuations. Given the unobservable nature of these inputs, they are deemed to be Level 3. Assets acquired and liabilities assumed under transactions that do not meet the criteria of a business combination are accounted for as an asset acquisition and are recorded based on the fair value of the total consideration transferred on the acquisition date using the lowest observable inputs available.

6.	Asset Retirement Obligations

The Company estimates the fair value of asset retirement obligations at the point they are incurred by calculating the present value of estimated future plugging and abandonment costs. The calculation includes estimated amounts and timing of abandonment cash flows, the credit-adjusted risk-free rate, and future inflation rates. Revisions to the liability could occur due to changes in estimated abandonment costs, well economic lives, or regulation requirements regarding the abandonment of wells.

The following table summarizes the activities of the Company’s asset retirement obligations for the periods indicated (in thousands):

	Year Ended December 31,
	2022	2021
Beginning asset retirement obligation	$481	$215
Obligations incurred or acquired	214	244
Accretion expense	44	22
Obligations settled	-	-
Revisions in previous estimates	-	-
Ending asset retirement obligation	739	481
Less, current portion	-	-
Long-term portion	$739	$481

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

7.	Acquisitions

April 2022 Colgate Acquisition

In April 2022 the Company acquired 1,337 net leasehold acres in Lea County, New Mexico from Colgate Production LLC for a purchase price of $27.6 million. The sale closed on April 14, 2022 with an effective date of March 1, 2022. The acquisition was accounted for as an asset acquisition under ASC 805 Business Combinations and therefore, was recorded based on the fair value of the total consideration transferred on the acquisition date.

August 2022 EOG Acquisition

In August 2022 the Company acquired 1,280 net leasehold acres in Loving County, Texas from EOG Resources Inc for a purchase price of $56.8 million. The sale closed on August 1, 2022 with an effective date of August 1, 2022. The acquisition was accounted for as an asset acquisition under ASC 805 Business Combinations.

September 2022 Viper Acquisition

In September 2022 the Company acquired 373 net leasehold acres in Loving County, Texas from Viper Energy Partners for a purchase price of $29.9 million. The sale closed on September 20, 2022 with an effective date of September 1, 2022. The acquisition was accounted for as an asset acquisition under ASC 805 Business Combinations.

September 2022 Basin Minerals Acquisition

In September 2022 the Company acquired 257 net leasehold acres in Loving County, Texas from Basin Minerals LLC for a purchase price of $10.7 million. The sale closed on September 23, 2022 with an effective date of September 15, 2022. The acquisition was accounted for as an asset acquisition under ASC 805 Business Combinations.

June 2021 Energen Acquisition

In June 2021 the Company acquired 1,328 net leasehold acres in Lea County, New Mexico from Energen Resources Corporation for a purchase price of $29.4 million. The sale closed on June 7, 2021 with an effective date of February 1, 2021. The acquisition was accounted for as an asset acquisition under ASC 805 Business Combinations.

8.	Commodity Derivatives Instruments

The Company uses over-the-counter (“OTC”) swaps to manage the commodity price risk associated with forecasted sale of its crude and natural gas production. The Company has entered into fixed swap and basis swap contracts for both oil and gas production, as well as oil and gas collar contracts.

Fixed swaps are settled monthly based on differences between the fixed price specified in the contract and the referenced settlement price. When the referenced settlement price is less than the price specified in the contract, the Company receives an amount from the counterparty based on the price difference multiplied by the volume. Similarly, when the referenced settlement price exceeds the price specified in the contract, the Company pays the counterparty an amount based on the price difference multiplied by the volume.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

The Company has entered into fixed price oil basis swaps in order to mitigate exposure to adverse pricing differentials between certain industry benchmark prices and the actual physical pricing points where the Company’s production volumes are sold. Currently, the Company has basis swap contracts with fixed price differentials for oil between Argus WTI Midland and WTI Cushing, and for gas between Argus Henry Hub and Waha, for a portion of its Permian Basin production with contracts that settle at WTI Midland prices. The Company has also entered into oil swap contracts to fix the differential in pricing between the NYMEX WTI calendar month average and the physical oil delivery month (“Roll Differential”) in which the Company pays the periodic variable Roll Differential and receives a weighted-average fixed price differential. The weighted-average fixed price differential represents the amount of net addition (reduction) to delivery month prices for the notional volumes covered by the swap contracts.

For collar arrangements, the Company receives the difference between an agreed upon index price and the floor price if the index price is below the floor price. The Company pays the difference between the agreed upon ceiling price and the index price if the index price is above the ceiling price. No amounts are paid or received if the index price is between the floor and ceiling prices.

Below is a summary of the Company’s open fixed swap positions as of December 31, 2022:

	2023	2024	2025
NYMEX WTI Crude Oil Swaps:
Notional volume (MBbl)	1,588	1,394	301
Weighted average fixed price ($/Bbl)	$75.82	$74.69	$72.55

NYMEX Henry Hub Natural Gas Swaps:
Notional volume (MMBtu)	801	350	-
Weighted average fixed price ($/MBtu)	$3.74	$4.31	$-

Below is a summary of the Company’s open basis swap positions as of December 31, 2022:

	2023	2024	2025
WTI Midland-Cushing Crude Oil Basis Swaps (1):
Notional volume (MBbl)	1,800	1,563	332
Weighted average contract price ($/Bbl) (2)	$0.59	$0.33	$0.17

Waha Natural Gas Basis Swaps (3):
Notional volume (MMBtu)	3,553	2,165	609
Weighted average contract price ($/MBtu) (4)	$(1.56)	$(1.05)	$(0.76)

(1)	Represents the swaps that fix the basis differentials between the index prices at Midland WTI price (the price at which the Company sells its oil) and the Cushing WTI price.

(2)	Represents the weighted average fixed price among basis swap contracts for the Company based on bbls per contract.

(3)	Represents swap contracts that fix the basis differential between Natural Gas prices at the Waha Hub (in West Texas – the price at which the Company sells its natural gas) and the Henry Hub (in Louisiana).

(4)	Represents the weighted average fixed price among basis swap contracts for the Company based on mbtu per contract.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

Below is a summary of the Company’s open oil roll differential swap positions as of December 31, 2022:

	2023	2024	2025
Oil Roll Differentials NYMEX WTI Basis Swaps:
Notional volume (MBbl)	1,800	1,563	332
Weighted average contract price ($/Bbl)	$0.76	$0.49	$0.35

Below is a summary of the Company’s oil collar positions as of December 31, 2022:

	2023	2024	2025
NYMEX WTI Crude Oil Volumes (MBbl)	392	169	31

Weighted-Average Floor Price (per MBbl)	$71.91	$70.00	$65.00

Weighted Average Ceiling Price (per MBbl)	$94.55	$87.65	$83.35

Below is a summary of the Company’s gas collar positions as of December 31, 2022:

	2023	2024	2025
NYMEX Henry Hub Volumes (MMBtu)	2,412	1,815	609

Weighted-Average Floor Price (per MMBtu)	$4.54	$3.91	$3.99

Weighted Average Ceiling Price (per MMBtu)	$8.25	$6.82	$5.56

The following table presents the fair value of the Company’s derivative instruments on a gross and net basis as of December 31, 2022 and December 31, 2021 (in thousands):

	Gross Amounts of Recognized Assets and Liabilities		Net Amounts of Assets and Liabilities Presented in the Balance Sheet (1)
	Year Ended December 31,		Year Ended December 31,
Location on Balance Sheet	2022	2021	2022	2021
Current assets	$10,816	$444	$-	$-
Long-term assets	7,434	96	-	-
Current liabilities	(10,904)	(6,927)	(88)	(6,483)
Long-term liabilities	(5,328)	(717)	2,106	(621)

(1)	All amounts subject to an enforceable master netting arrangement which are netted in these amounts. There are no amounts of related financial collateral received or pledged.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

The following table summarizes the Company’s net gain (loss) on commodity derivatives instruments for the years ended December 31, 2022 and December 31, 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Unrealized derivative gain (loss)	$9,123	$(5,983)
Realized derivative loss	$(37,733)	$(9,887)
Commodity derivative loss, net	$(28,610)	$(15,870)

9.	Long-Term Debt

The Company’s Credit Agreement provides for a senior secured revolving credit facility with a maximum loan of $500.0 million and matures on September 23, 2025. As of December 31, 2022, the borrowing base and the elected commitment under the Credit Agreement was $210.0 million. As of December 31, 2022, the Company had $108.0 million in outstanding borrowings. As of December 31, 2021, the Company had no outstanding borrowings.

The credit facility has semi-annual borrowing base redeterminations by November 1 and May 1 based upon quantification of the Company’s reserves at June 30 and December 31 and is also subject to a redetermination upon the occurrence of certain events. The credit facility is secured by mortgages of certain producing crude oil and natural gas properties and substantially all of assets of the Company and its wholly owned subsidiaries.

Interest on the credit facility is either (i) Secured Overnight Finance Rate (“SOFR”) plus a margin between 2.75% and 3.75% or (ii) the American Banking Prime Rate plus a margin between 1.75% and 2.75%. The use of LIBOR as a global reference rate was discontinued with the March 2022 amendment. The transition from LIBOR did not have a material impact on interest expense or borrowing activities under the Credit Agreement, or to otherwise have a material adverse impact on the business.

The credit facility provides for an annual commitment fee of 0.50% depending on the unused borrowing base amount. At December 31, 2022 and 2021, the Company had a weighted average interest rate of 5.64% and 3.18%, respectively. The credit facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt covenants; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions covenants; (iii) limitations on investments, loans, and advances covenants; and (iv) limitations on dividends, distributions, redemptions, and restricted payments covenants.

The credit facility also contains financial covenants requiring the Company to comply with a consolidated leverage ratio of 3.25 to 1.0 and a current ratio of over 1 to 1. Additionally, the Company must provide audited financial statements no later than 120 days after the end of the fiscal year and unaudited financial statements no later than 60 days after the end of each fiscal quarter. The Company was in compliance with the terms and covenants of the credit facility at December 31, 2022.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

10.	Members’ Equity

During the years ended December 31, 2022 and 2021, the Company received $18.6 million and $105.7 million, respectively, in Members’ contributions from all partners to fund its asset acquisitions and drilling activities. Note, member liability is limited to ownership in the LLC.

11.	Share Based Compensation

The Company has created and granted incentive units for employees in consideration of services rendered and to be rendered for the Company. The incentive units are broken into four tiers: Tier I, Tier II, Tier III, and Tier IV. All incentive units are non-voting and subject to vesting. The vesting schedule is 1/5th per year on the anniversary of the grant date for Tiers I and II with Tier III and Tier IV vesting upon payout of Tier III and Tier IV respectively. As of December 31, 2022, 1.0 million shares of each tier are outstanding.

On March 30, 2022, the owners modified the LLC agreement to allow all 76 employees to retain incentive units upon voluntary resignation under a 10-year, quarterly vesting period. Fair value of the incentive units was determined on a hypothetical liquidation scenario of the company from a market participant perspective at the modification date. The valuation of the incentive units utilized a Monte Carlo simulation model in a risk-neutral framework. The fair value of the incentive units was based on the conventional method, which considered the reinvestment of any potential dividends in the equity of the Company. Significant assumptions used in this simulation include the Company’s expected volatility (based on guideline public companies), dividend yield, and risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with a three-year vesting period, as well as the volatilities and dividend yields for each of the Company’s peers.

Compensation expense will be recognized quarterly, ratably over the 10-year, vesting period. During the year ended December 31, 2022, the Company recognized $6.5 million in stock-based compensation expense, which is included within general and administrative expense in the statements of operations. The remaining compensation cost on nonvested awards yet to be recognized as of December 31, 2022 was $80.6 million which will be recognized over the next 9.25 years. The Company will be recognizing forfeitures as they occur. There were 65,000 units granted and 26,250 units forfeited during the year ended December 31, 2022. Cash is only distributed to incentive unit holders upon declaration of a distribution at the discretion of the Board. There have been no distributions to incentive unit holders as of December 31, 2022.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

A summary of incentive unit activity is presented in the following table:

	For the Year Ended December 31, 2022
	Incentive Units	Weighted-Average Grant- Date Fair Value
Non-vested at March 30, 2022	3,872,500	$22.51
Granted	65,000	$14.83
Vested	(291,719)	$22.42
Forfeited	(26,250)	$11.73
Non-vested at December 31, 2022	3,619,531	$22.28

12.	Commitments and Contingencies

In the ordinary course of business, the Company may at times be subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third-party litigation. There are no matters pending that in the opinion of the Company will have a material adverse effect on the financial position, results of operations, or cash flows of the Company as of December 31, 2022.

13.	Related Party Transa ctions

Tap Rock Resources, LLC, a Delaware limited liability company (“Tap I”), which has a similar owner structure to Natural Gas Partners XII, L.P., provides its employees as personnel to operate the business of the Company and its direct and indirect subsidiaries. In addition, Tap I and subsidiaries provide access to certain assets of Tap I and its subsidiaries in order for personnel to perform the services.

During 2021 and 2020, the Company loaned members of management $0.2 million and $1.8 million, respectively, for their portion of capital calls made during the year. The loan was determined to be due at the earliest of either: i) The occurrence of a Fundamental Change (as defined in the LLC agreement); ii) The date on which the Company receives proceeds from the sale of all or substantially all of the assets of the Company and distributes such proceeds to its equity owners; iii) December 31, 2026 for the original loan made or February 21, 2027 for subsequent loans made; or iv) The date that the loan shall otherwise become due and payable full, whether by acceleration or otherwise. During the year ended December 31, 2022, $2.5 million was repaid and there was less than $0.1 million of accrued interest at a rate of 1.69% left unpaid on the loans.

14.	Subsequent Events

Subsequent events have been evaluated through March 30, 2023, the date the financial statements were available to be issued.

On February 16, 2023, the company traded out of 317 net acres, paid $23.0 million in cash, and acquired approximately 1,100 net acres in Lea county in New Mexico.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

15.	Supplemental Oil and Gas Information (Unaudited)

Costs Incurred

Tap Rock Resources II, LLC (the “Company”) incurred costs in relation to oil and gas property acquisition and development activities as follows:

	For the Years Ended December 31,
	2022	2021

	(in thousands)
Development costs	$194,785	$142,053
Acquisitions
Proved properties	129,767	32,240
Unproved properties	1,884	6,789
Total, including asset retirement obligations (1)	$326,436	$181,082

(1) Includes amounts relating to estimated asset retirement obligations of $0.2 million for both of the years ended December 31, 2022 and 2021.

Net Proved Oil, NGL and Natural Gas Reserves

The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure.

Proved reserves are the estimated quantities of oil, gas, and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. All of the Company estimated proved reserves are located in the United States.

The tables below present a summary of changes in the Company’s estimated proved reserves for each of the years ended December 31, 2022 and 2021. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

	For the Year Ended December 31, 2021
	Oil	Gas	NGLs	Total
	(MBbl)	(MMcf)	(MBbl)	(MBOE)
Total proved reserves:
Beginning of year	8,426.1	9,144.2	1,674.5	11,624.6
Revisions of previous estimates	(1,144.8)	(361.9)	(137.7)	(1,342.7)
Extensions	4,585.0	8,957.4	1,496.1	7,574.0
Acquisitions	4,848.1	18,219.0	2,982.0	10,866.7
Production	(808.3)	(742.4)	(135.0)	(1,067.0)
End of year	15,906.1	35,216.3	5,879.9	27,655.6

Proved developed reserves:
Beginning of year	1,932.9	1,852.5	371.4	2,613.0
End of year	3,925.6	5,133.9	887.3	5,668.7
Proved undeveloped reserves:
Beginning of year	6,493.2	7,291.7	1,303.1	9,011.5
End of year	11,980.6	30,082.3	4,992.6	21,986.8

	For the Year Ended December 31, 2022
	Oil	Gas	NGLs	Total
	(MBbl)	(MMcf)	(MBbl)	(MBOE)
Total proved reserves:
Beginning of year	15,906.2	35,216.2	5,880.0	27,655.5
Revisions of previous estimates	301.2	(10,374.7)	(1,599.8)	(3,027.7)
Extensions	4,279.6	8,407.7	1,397.7	7,078.6
Acquisitions	7,480.9	14,023.5	2,367.5	12,185.6
Production	(2,942.4)	(4,292.8)	(644.5)	(4,302.3)
End of year	25,025.5	42,979.9	7,400.9	39,589.7

Proved developed reserves:
Beginning of year	3,925.6	5,133.9	887.3	5,668.7
End of year	12,865.0	18,139.7	3,387.9	19,276.2
Proved undeveloped reserves:
Beginning of year	11,980.6	30,082.3	4,992.6	21,986.8
End of year	12,160.5	24,840.2	4,012.8	20,313.4

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

Standardized Measure of Discounted Future Net Cash Flows

The Company computes a standardized measure of discounted future net cash flows and changes therein relating to estimated proved reserves in accordance with authoritative accounting guidance. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the estimated proved reserves in place at the end of the period using year end costs and assuming continuation of existing economic conditions, plus Company overhead incurred by the central administrative office attributable to operating activities and estimated abandonment costs.

The assumptions used to compute the standardized measure of discounted future net cash flows are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure of discounted future net cash flows computations since these reserve quantity estimates are the basis for the valuation process. The following prices as adjusted for transportation, quality, and basis differentials were used in the calculation of the standardized measure of discounted future net cash flows:

	For the Years Ended December 31,
	2022	2021
Oil (per Bbl)	$94.49	$64.50
Gas (per Mcf)	$4.98	$3.04
NGLs (per Bbl)	$48.67	$24.14

The following summary sets forth the Company’s future net cash flows relating to proved oil, gas, and NGL reserves based on the standardized measure of discounted future net cash flows:

	As of December 31,
	2022	2021

	(in thousands)
Future cash inflows	$2,938,736	$1,273,714
Future production costs	(1,003,895)	(441,388)
Future development costs	(273,508)	(129,709)
Future income taxes	(3,646)	-
Future net cash flows	$1,657,687	$702,617
10 percent annual discount	(673,894)	(294,593)
Standardized measure of discounted future net cash flows (1)	$983,793	$408,024

(1) The Company is treated as a partnership and therefore is not subject to federal income taxes.

Tap Rock Resources II, LLC
Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021

The principal sources of changes in the standardized measure of discounted future net cash flows were:

	As of December 31,
	2022	2021

	(in thousands)
Standardized measure of discounted future net cash flows, beginning of year	$408,024	$95,299
Net changes in prices and production costs	318,089	93,660
Changes in estimated future development costs	14,823	52,435
Sales of oil, gas, and NGLs produced, net of production costs	(231,195)	(41,279)
Extensions	168,255	114,786
Purchase of reserves in place	254,371	101,061
Revisions of previous quantity estimates	(56,602)	(14,871)
Previously estimated development costs incurred during the period	43,124	-
Accretion of discount	40,802	9,530
Changes in timing and other	26,130	(2,598)
Standardized measure of discounted future net cash flows, end of year (1)	$985,821	$408,023

(1) The Company is treated as a partnership and therefore is not subject to federal income taxes.